Exhibit 4.3
ESCROW AGREEMENT

This ESCROW AGREEMENT, dated as of 19 January 2011 (this “Escrow Agreement”), is made by and among Ceragon (UK) Limited, a company duly incorporated and organized under the laws of England with incorporation no. 07480558 (“CRNT”), Networks Holdings AS, a private limited liability company duly incorporated and organized under the laws of Norway with organization no. 995 203 650 (“NH”), and Advokatfirmaet Schjødt DA, as escrow agent (the “Escrow Agent”).

(CRNT, NH and the Escrow Agent are hereinafter collectively referred to as the “Parties” and individually as a “Party”).

WHEREAS, CRNT and NH are parties to a Share Purchase Agreement, dated as of 19 January 2011 (the “Purchase Agreement”) pursuant to which CRNT shall purchase and NH shall sell all shares of Nera Networks AS, a private limited liability company duly incorporated and organized under the laws of Norway with organization no. 979 582 242 (the “Transaction”); and

WHEREAS, pursuant to Section 1.4(b) of the Purchase Agreement, at the Closing (as defined therein) an amount of US$ 10,000,000 out of the Purchase Price (as defined therein)   shall be paid by CRNT directly to the Escrow Agent and deposited into the Escrow Account (as defined below), which amount, together with any interest earned thereon (together, the “Escrow Amount”) are to be held, released and disbursed in accordance with the terms herein; and

WHEREAS, CRNT and NH agreed to engage Escrow Agent and Escrow Agent is willing to act and serve, as escrow agent with respect to the Escrow Amount pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.             Definitions.  Terms used but not otherwise defined herein, shall have the meaning ascribed to such terms in the Purchase Agreement.

2.             Appointment of Escrow Agent.  NH and CRNT hereby appoint the Escrow Agent to serve as escrow agent for the Escrow Amount according to the terms, conditions and provisions of this Escrow Agreement, and the Escrow Agent hereby agrees to act in such capacity in accordance with the terms, conditions and provisions of this Escrow Agreement.

3.             Creation of Escrow Account, Deposit into Escrow & Reports.

3.1          The Escrow Agent has established and created an interest-bearing United States Dollars bank account (IBAN account # NO7860600441437) with Nordea Bank Norge ASA, Oslo branch (Swift code NDEANOKK) (the “Escrow Account”) in which the Escrow Amount will be deposited and held by the Escrow Agent pursuant to the terms and conditions of this Escrow Agreement.

3.2          Pursuant to the provisions of the Purchase Agreement, at Closing, CRNT shall deposit with the Escrow Agent in escrow the Escrow Amount, by paying the Escrow Amount directly to the Escrow Account, and the Escrow Agent will hold the Escrow Amount in trust for the benefit of NH and CRNT and will hold, deal with, release and disburse the Escrow Amount out of the Escrow Account only as provided and as set forth hereinafter.

3.3          Immediately after receipt of the Escrow Amount in the Escrow Account, the Escrow Agent shall confirm in writing to NH and CRNT, that the Escrow Agent has received the Escrow Amount into the Escrow Account in accordance with the Escrow Agreement. Upon request from any of CRNT or NH, the Escrow Agent shall send to NH and CRNT a report detailing the amounts in the Escrow Account and all distributions and releases made from the Escrow Account.

3.4          Until disbursement of the entire amount of the Escrow Amount pursuant to the terms herein, the Escrow Agent shall keep the Escrow Amount in the Escrow Account, accruing interest at the applicable rate from time to time. Any interest earned on the Escrow Amount shall be added and become part of the Escrow Amount for all intents and purposes.

4.             Term of Escrow.  The term of the escrow governed hereby shall commence on the Closing Date and end on the date on which the entire Escrow Amount has been disbursed in accordance with this Escrow Agreement (such date, the “Escrow Termination Date”).

5.             Disbursements.

5.1           Payment of Claims.

(a)           The Escrow Amount shall be used to pay, in accordance with the procedures set forth herein, any amounts for which CRNT is entitled to payment as a result of or in connection with any breaches of representations, warranties, undertakings, covenants or other obligations in or under the Purchase Agreement and for which a claim is made by CRNT pursuant to Section 5.1(b) below on or before the lapse of eighteen (18) months after the Closing Date (the “Escrow Expiration Date”).

(b)           In the event that CRNT believes that it is or may be entitled to payment  as a result of or in connection with any breaches of representations, warranties, undertakings, covenants or other obligations in or under the Purchase Agreement, CRNT shall deliver to the Escrow Agent a written notice (a “Claim Notice”) (with a copy sent simultaneously and in the same manner to NH and the Guarantor) describing in reasonable detail the facts giving rise to any such payment claims, to the extent they can be reasonably determined, and shall include in such Claim Notice the amount (or estimated amount) of the claim.

(c)           If within 30 days after delivery to NH and the Escrow Agent of a Claim Notice pursuant to Section 5.1(b) above, NH has (i) notified CRNT and the Escrow Agent that it agrees with the Claim Notice and the amount set out therein, or (ii) not notified the Escrow Agent in writing (with a copy sent simultaneously and in the same manner to CRNT) that NH disagrees  with the claims or the amount included in such Claim Notice (a “Dispute Notice”), the Escrow Agent shall promptly disburse funds from the Escrow Account to CRNT in such amount which is clearly requested in the Claim Notice.  The failure of NH to provide a Dispute Notice as set forth in this Section 5.1(c) shall be deemed an irrevocable instruction by NH to the Escrow Agent to disburse and transfer funds from the Escrow Account to CRNT in the amount clearly requested in the Claim Notice. If a Dispute Notice is given by NH only with respect to a portion of the amount requested in the Claim Notice ("Partial Dispute Notice"), the Escrow Agent shall promptly disburse and transfer funds from the Escrow Account to CRNT in the amount equal to the non-disputed amounts, provided that such non-disputed amount can be clearly identified from the Partial Dispute Notice. Payment of funds under this Section 5.1(c) to CRNT shall be made on or before the third Business Day following the earlier of: (i) the lapse of the aforesaid thirty day period for giving a Dispute Notice; or (ii) the date upon which a Partial Dispute Notice is given (in which the non-disputed amount can be clearly identified).

(d)           If within 30 days after delivery to NH of a Claim Notice pursuant to Section 5.1(b) above, NH delivers a Dispute Notice to the Escrow Agent, the Escrow Agent shall not disburse, and shall continue to hold in the Escrow Account, the amount requested in the Claim Notice, or the disputed portion thereof, as the case may be, pending either (i) joint written and signed instructions from CRNT and NH specifying the actions to be taken by the Escrow Agent with respect to such Claim Notice and the amount requested thereunder (“Payment Instructions”) or (ii) receipt by the Escrow Agent of a court certified copy of a final, binding and non-appealable judgment or award from a competent court where the claim and the amount of the claim covered by the Claim Notice has been clearly resolved upon ("Final Order"), accompanied by a notice from CRNT or NH  stating that the attached is a Final Order.  Upon receipt of Payment Instructions or a Final Order, as applicable, the Escrow Agent shall thereafter act in accordance with Section 5.1(e) below. Each of NH and CRNT, shall, when sending the Payments Instructions or the Final Order to the Escrow Agent, send a copy of the same to the other Party, with all accompanying material sent to the Escrow Agent, simultaneously and in the same manner.

(e)           If the Escrow Agent has received Payment Instructions or a Final Order, the Escrow Agent shall deliver a copy thereof to the Parties and if such Payment Instructions or Final Order indicate that CRNT is entitled to payment in respect of all or any portion of the amount set out in a Claim Notice, then the Escrow Agent shall release from the Escrow Account and pay to CRNT out of the Escrow Amount an amount equal to the amount due to CRNT, as indicated in such Payment Instructions or Final Order.  Such payment shall be made after the tenth Business Day following the date on which a copy of the Payment Instructions or the Final Order was delivered to the Parties (unless one of the notified Parties claims that the court decision delivered to the Escrow Agent does not constitute Final Order).  If such Payment Instructions or Final Order indicates that CRNT is not entitled to all or any portion of the amount claimed in the Claim Notice, then the Escrow Agent shall continue to hold the amount, to which CRNT is determined not to be entitled, in the Escrow Account in accordance with the terms of this Escrow Agreement.

5.2          Final Release of Escrow.  On the tenth Business Day following the Escrow Expiration Date, the Escrow Agent shall release from the Escrow Account and pay to NH the Escrow Amount then remaining in the Escrow Account, if any, minus any Reserved Amount (as defined below) as of the Escrow Expiration Date.

5.3          Reserved Amounts.  If the Escrow Agent shall have received before the Escrow Expiration Date one or more Claim Notices that have not been either paid out from the Escrow Account or as to which, as of the Escrow Expiration Date, the Escrow Agent has not received or fully acted upon Payment Instructions or a Final Order which have become Qualified To Act Upon (as defined below), the Escrow Agent shall retain and continue to hold in accordance with the terms herein such portion of the Escrow Amount equal to the aggregate amounts requested in all such Claim Notices (the “Reserved Amount”), and shall release and make payments thereof from the Escrow Account, in accordance with Section 5.1(c), if applicable, and with respect to any portions of the Reserved Amounts which are not to be released in accordance with Section 5.1(c) – in accordance with any Payment Instructions or a Final Order delivered to the Escrow Agent with respect to such amounts which became Qualified To Act Upon. “Qualified To Act Upon” means with respect to a Payment Instructions or a Final Order delivered to the Escrow Agent, that: (i) the Escrow Agent has delivered to the Parties a copy thereof; and (ii) at least ten Business Day have elapsed after the date on which such copy was delivered to the Parties; and (iii) with respect to a Final Order - none of the Parties claimed that the court decision does not constitute a Final Order. 5.4Deduction & Payment of Income. The release and transfer from the Escrow Account of any part of the Escrow Amount shall be made after deducting from such amounts any and all commissions, fees and other charges to be paid to the bank in which the Escrow Account is held in connection with the Escrow Account and release of amounts of amounts therefrom. Any payments made from the Escrow Account to CRNT or NH shall include the amount of interest earnings in proportion to that portion of the Escrow Amount being paid.

5.5          Notwithstanding anything to the contrary herein, the Escrow Agent shall send a copy of any notice, Payment Instructions and Final Order received by it under Section 5 to the Parties and shall not make any release of Escrow Amounts before the lapse of ten (10) Business Days after the date of the delivery of such copy of the notice, Payment Instructions and Final Order to the Parties.

6.             Nature of Duties.  The duties and responsibilities of the Escrow Agent shall be to hold, release and disburse the Escrow Amount and take such other actions, as provided for in this Escrow Agreement.  The duties of the Escrow Agent hereunder are limited to the duties as are specifically set forth in this Escrow Agreement, such duties being purely ministerial in nature, and the Escrow Agent shall not be required to take any action which it has reason to believe would subject it to expense or liability unless it shall have been assured or indemnified to its satisfaction by the Party requesting such action.  In the event of any disagreement between or among any of the Parties to this Escrow Agreement, resulting in adverse claims or demands being made in connection with the Escrow Amount held in the Escrow Account, or in the event that the Escrow Agent shall in good faith be in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue so to refrain from acting until it shall have received Payment Instructions or other specific joint written and signed instructions from NH and CRNT, or until the disposition of such Escrow Amount shall be directed by a Final Order whereupon it shall make dispositions in accordance with such specific joint instructions or such Final Order (provided that such instructions and Final Order became Qualified To Act Upon).  The Escrow Agent shall have the option (but no obligation), after 30 days’ notice to the other Parties of its intention to do so, to file an action in interpleader requiring the Parties to answer and litigate any claims and rights among themselves.  The rights of the Escrow Agent under this Section 6 are cumulative of all other rights which it may have by law or otherwise.

7.            Understanding.  It is understood and agreed that:

(a)           The Escrow Agent shall neither be responsible for or under, nor chargeable with knowledge of, the terms and conditions of any other agreement, instrument or document executed between or among CRNT and NH, except as may be specifically provided herein.

(b)           The Escrow Agent may act in reliance upon any joint written and signed instructions delivered to it by CRNT and NH without being required to determine the authenticity or validity thereof or the correctness of any fact stated therein, so long as the Escrow Agent acts in good faith.  The Escrow Agent may act in reliance upon any Final Order.  The Escrow Agent may act in reliance upon any signature believed by it to be genuine and may assume that such person has been properly authorized to do so.

8.            Compensation and Indemnity.  The Escrow Agent shall receive as compensation for the performance of its duties hereunder, fees corresponding to such number of hours as it has spent following Closing, multiplied with its standard hourly rates. Said fees are payable on a quarterly basis after the Closing, save that the fee payable in conjunction with the termination or closure of the Escrow Account shall be payable two days before the release of the last part of the Escrow Amount – all such payments to be made within 30 days following delivery of an invoice from the Escrow Agent to the Parties.  Each of CRNT and NH agree, severally, to pay 50% of such fee when due. CRNT and NH agree to reimburse the Escrow Agent on demand for, and to indemnify and hold the Escrow Agent harmless from and against and with respect to, any and all damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and disbursements) that the Escrow Agent may suffer or incur in connection with this Escrow Agreement and its performance hereunder, except to the extent such damages, costs and expenses arise from its willful misconduct, fraud or gross negligence or for any action taken or omitted in bad faith.  Each of CRNT and NH shall, severally, be liable for 50% of any reimbursement or indemnification obligations that arise pursuant to the preceding sentence.  This indemnification shall survive the termination of this Escrow Agreement.

9.            Expenses.  CRNT and NH shall each, severally, pay 50% of all out of pocket documented expenses reasonably incurred by the Escrow Agent in connection with the performance of its duties hereunder. Said expenses shall be invoiced together with the fees of the Escrow Agent.

To the extent any amount owed to the Escrow Agent under this Escrow Agreement, whether for fees, expenses, under indemnity or otherwise, is not paid in full by the due date, the Escrow Agent shall - following a written notice to that effect sent by the Escrow Agent after the due date to the Parties and provided that the Parties failed to pay such due amounts within 10 days after having been delivered said notice - be entitled, and such failure to pay upon the lapse of the abovesaid 10 day period shall be considered an irrevocable instruction, to withdraw the corresponding unpaid amount (plus any penalty interest or charge) from any remaining Escrow Amount in the Escrow Account, and for this purpose shall be entitled to delay the release of the entire remaining Escrow Amount (or any prior release if following such release the amount remaining will fall below the amount of such unpaid amount) by the periods stated in Section 8 and this Section 9 to lapse before the withdraw can be made.

10.         Removal and Resignation of Escrow Agent.  The Escrow Agent may be removed, with or without cause, by joint written notice to the Escrow Agent from CRNT and NH.  The Escrow Agent may, in its sole discretion, resign from its position hereunder following 60 days written notice to NH and CRNT.  On the effective date of such removal or resignation, all obligations and duties of the Escrow Agent hereunder shall terminate and the Escrow Agent shall deliver this Escrow Agreement together with any and all related instruments or documents and the Escrow Amount to any successor escrow agent designated in writing by CRNT and NH, provided that CRNT and NH have appointed a successor Escrow Agent (as shall be jointly designated by CRNT and NH in writing).  If a successor escrow agent has not been appointed by the effective date of such removal or resignation, then the acting Escrow Agent may request the chairman of the Oslo district court or any court of competent jurisdiction for the appointment of a successor escrow agent.  Any such resulting appointment shall be binding upon all of the Parties to this Escrow Agreement.  Notwithstanding anything to the contrary in the foregoing, the Escrow Agent shall continue to act as escrow agent hereunder until a successor is appointed and qualified to act as Escrow Agent in accordance with the provisions of this Escrow Agreement, and any incurred fees, expenses or other claims of the original Escrow Agent shall be payable two days before the date of its replacement.

11.         Notices.  All notices and other communications hereunder shall be in writing and shall, for all purposes herein, be deemed delivered to a Party when (a) delivered by hand; (b) one (1) Business Days after mailing if sent by an internationally recognized overnight air courier service (costs prepaid), (c) one (1) Business Days after sent by facsimile with confirmation of transmission by the transmitting equipment, or (c) four (4) Business Days after mailing if sent by certified mail, postage prepaid and return receipt requested, in each case to the following:

If to CRNT, to:

Ceragon (UK) Limited
c/o Ceragon Networks Ltd.
24 Raoul Wallenberg Street,
Tel-Aviv 69719,
Israel
Attention: General Counsel
Fax: 972 3 645 5499

 with a copy to (which shall not constitute notice):

Shibolet & Co. Advocates and Notaries
4 Berkowitz St., the Museum Tower
Tel-Aviv - Yaffo, 64238
Attention:  Lior Aviram, Advocate.
Fax:  (+972)-3-777-8444

If to NH, to:

Networks Holding AS
Postal Address:
c/o Eltek ASA, P.O. Box 2340 Strømsø, 3003 Drammen, Norway
Office address:
Gråterudveien 8, 3036 Drammen, Norway
Attention:                      Chairman of the Board
Fax:                                   +47 32 20 32 10

and the Guarantor:

Eltek ASA
Postal Address:
P.O. Box 2340 Strømsø, 3003 Drammen, Norway
Office address:
Gråterudveien 8, 3036 Drammen, Norway
Attention:                      CEO and CFO
Fax:                                  +47 32 20 32 10

with a copy to (which shall not constitute notice):

Advokatfirmaet Thommessen AS
Haakon VIIs gate 10
P.O. Box 1484 Vika
N-0116 Oslo
Norway
Attention: Sverre Tyrhaug
Fax:  +47 23 11 10 10

If to the Escrow Agent, to:

Advokatfirmaet Schjødt DA
Delivery address:
Munkedamsveien 45(A) Vika Atrium
0115 Oslo, Norway
Postal address:
PO Box 2444 Solli
0201 Oslo, Norway
Attention: Jon Kristian Sjåtil
Fax:  +47 22 83 17 12

Any Party may change its contact information for notices and other communications hereunder by notice to the other Parties hereto in accordance with this Section 11.

In the event that transfer instructions or any other notice under this Escrow Agreement are given (other than in writing at the time of execution of this Escrow Agreement), the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the persons designated in this Section 11, and the Escrow Agent may rely upon the confirmations of anyone purporting to be any of the persons so designated.

12.          Survival.  This Escrow Agreement shall be binding upon the parties hereto and upon their respective successors in interest and assigns.

13.          Headings.  Headings in this Escrow Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

14.          Governing Law; Forum.  This Escrow Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of Norway, without regard for the conflict of law provisions thereof.  Each of the Parties hereto irrevocably submits any dispute arising out of or in connection with this Escrow Agreement to the exclusive jurisdiction of the ordinary courts in Norway, with Oslo as agreed legal venue.

CRNT irrevocably appoints the process agent specified in Annex A as process agent to receive, for it and on its behalf, service of process in Norway in any legal proceedings pursuant to this Section 14, provided that a copy of any legal process is delivered simultaneously to CRNT. If for any reason CRNT’s process agent is unable to act as such, CRNT will promptly notify the Escrow Agent and NH and within 30 days appoint a substitute process agent reasonably acceptable to NH. The Parties irrevocably consent to service of process in the manner provided for in this Section 14. Nothing in this Agreement will affect the right of either Party to serve process in any other manner permitted by applicable law.

15.         Counterparts; Facsimile.  This Escrow Agreement may be executed in one or more counterparts, including by facsimile or electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.         Amendment.  Any modification of this Escrow Agreement or any additional obligations assumed by any Party hereto shall be binding only if evidenced by a document in writing signed by CRNT, NH and the Escrow Agent.

17.         Assignment.  No Party hereto shall assign this Escrow Agreement or any part hereof without the prior written consent of the other Parties, provided that each Party may assign this Agreement and its rights hereunder to one or more of its Affiliates if such assignment is effected together with assignment of the Purchase Agreement to such Affiliate, provided that such assignment shall not relieve such assigning Party of any of its obligations hereunder.

IN WITNESS WHEREOF, the Parties hereto have caused this Escrow Agreement to be duly executed as of the date first above written.

CERAGON (UK) LITMID.
/s/
Name:
Title :

NETWORKS HOLDINGS AS
/s/
Name:
Title :

Accepted and confirmed:
ESCROW AGENT:

ADVOKATFIRMAET SCHJØDT DA
/s/
Name:
Title:

[SIGNATURE PAGE OF ESCROW AGREEMENT]

ANNEX A:

Details of process agent irrevocably appointed by CRNT to receive, for it and on its behalf, service of process in Norway in any legal proceedings pursuant to Section 14 of the Escrow Agreement.

Name of law firm:	Advokatfirmaet Schjødt DA
Att:	Jon Kristian Sjåtil and Managing Partner
Postal address:	PO Box 2444, Solli 0201 Oslo Norway
Delivery address:	Munkedamsveien 45(A) Vika Atrium 0115 Oslo Norway